# AGREEMENT OF MERGER

**THIS AGREEMENT OF MERGER** ("Agreement") is made and entered into as of the 11th day of August, 2006, by **TRIPLE BAY INDUSTRIES, INC.**, an Ohio corporation ("Triple Bay Ohio"), and **TRIPLE BAY INDUSTRIES, INC.**, a Florida corporation ("Triple Bay Florida").

**RECITALS:**

**A.** The Articles of Incorporation of Triple Bay Ohio were filed in the office of the Secretary of State of Ohio on May 14, 1993.

**B.** The Articles of Incorporation of Triple Bay Florida were filed in the office of the Secretary of State of Florida on January 12, 2006.

**C.** The respective boards of directors of Triple Bay Ohio and Triple Bay Florida deem it advisable that Triple Bay Ohio be merged with and into Triple Bay Florida.

**NOW, THEREFORE**, in consideration of the premises and of the mutual agreements and promises set forth below, the parties hereby agree that Triple Bay Ohio shall be merged with and into Triple Bay Florida as follows:

**1. MERGER.**

***1.1 Surviving Corporation.*** The name and jurisdiction of incorporation of the surviving corporation is: Triple Bay Industries, Inc., a corporation incorporated under the laws of the State of Florida.

***1.2 Constituent Corporation.*** The name and jurisdiction of incorporation of the constituent corporation is: Triple Bay Industries, Inc., a corporation incorporated under the laws of the State of Ohio.

***1.3 Merger of Triple Bay Ohio With and Into Triple Bay Florida.*** Subject to the terms and conditions of this Agreement, Triple Bay Ohio shall be merged with and into Triple Bay Florida ("Merger"). Upon the Effective Date of the Merger, the separate existence of Triple Bay Ohio shall thereupon cease. Triple Bay Florida shall be the surviving entity and the separate existence of Triple Bay Florida with all its purposes, objects, rights, privileges, powers, franchises and interests shall continue unaffected and unimpaired by the Merger.

***1.4 Effective Date.*** The Merger shall become effective at 11:59 p.m. on the date of filing of the Certificate of Merger with the Secretary of State of the State of Ohio ("Effective Date").

**2. TERMS OF THE MERGER.**

***2.1 Manner of Converting Shares.*** Subject to the terms and conditions of the Agreement, at the Effective Date by virtue of the Merger and without any action on the part of the Triple Bay Florida or Triple Bay Ohio the following actions will occur:

*(a)* Each share of Triple Bay Ohio common stock, no par value per share ("Triple Bay Ohio Common Stock"), which is issued and outstanding immediately prior to and as of the Effective Date shall, *ipso facto* and without any action on the part of the holder thereof, become and be converted into 150,000 fully paid and non-assessable shares of common stock of Triple Bay Florida ("Triple Bay Florida Common Stock").

*(b)* Each share of Triple Bay Ohio Common Stock held by Triple Bay Ohio in its treasury on the Effective Date shall be cancelled and cease to exist and no consideration shall be delivered in exchange therefor.

*2.2 Effect of Merger*. At and after the Effective Date:

*(a)* Triple Bay Florida shall possess all of the respective rights, privileges, powers, franchises and interests of Triple Bay Ohio in and to every type of property (real, personal and mixed), and choses in action, all of which shall be transferred to, and vested in, Triple Bay Florida by virtue of the Merger without any deed or other transfer and without reversion or impairment. Any action or proceeding, whether civil, criminal or administrative, pending by or against Triple Bay Ohio may be continued as if the Merger did not occur, or Triple Bay Florida may be substituted in the proceeding for Triple Bay Ohio in such action or proceeding.

*(b)* Triple Bay Florida shall be liable for all liabilities of Triple Bay Ohio, and all debts, liabilities, obligations and contracts of Triple Bay Ohio, whether matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on the respective balance sheets, books of account or records of Triple Bay Ohio, shall be those of Triple Bay Florida and shall not be released or impaired by the Merger. Further, all rights of creditors and other obligees and all liens on properties of Triple Bay Ohio shall be preserved unimpaired.

*2.3 Additional Actions*. If, at any time after the Effective Date, Triple Bay Florida shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm of record or otherwise, in Triple Bay Florida its right, title or interest in, to or under any of the rights, properties or assets of Triple Bay Ohio acquired or to be acquired by Triple Bay Florida as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement, Triple Bay Ohio and the shareholder and directors of Triple Bay Ohio shall be deemed to have granted to Triple Bay Florida an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law, (ii) do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Triple Bay Florida and (iii) otherwise carry out the purposes of this Agreement. The directors of Triple Bay Florida are fully authorized in the name of Triple Bay Ohio or otherwise to take any and all such actions consistent with this Section 2.3.

**3. Principal Office of Surviving Corporation.** Triple Bay Florida shall keep its principal office in the State of Ohio at 1616 Integrity Drive East, Columbus, OH, 43209.

**4. Qualification to do Business in Ohio; Statutory Agent.** Triple Bay Florida shall qualify to do business in the State of Ohio as a foreign corporation. Beth H. Jarvis, whose

address is 2826 Banwick Road, Columbus, Ohio 43232, a natural person and resident of Ohio is hereby appointed as the Statutory Agent of Triple Bay Florida on whom any process, notice or demand against Triple Bay Florida may be served.

**5. CONSENT TO BE SUED IN OHIO.** In accordance with ORC §1701.79(B)(6), Triple Bay Florida consents to be sued and served with process in Ohio and appoints the Ohio Secretary of State as its agent to accept service of process in any proceeding in Ohio to enforce against Triple Bay Florida any obligation of Triple Bay Ohio or the rights of a dissenting shareholder of Triple Bay Ohio.

**6. GOVERNING LAW.** This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to its conflict of laws rules.

**7. COUNTERPARTS.** This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

**IN WITNESS WHEREOF,** the parties hereto have caused this Agreement to be executed as of the day and year first above written.

**TRIPLE BAY INDUSTRIES, INC.**

By: Beth Jarvis
Name: Beth Jarvis
Title: President
("Triple Bay Ohio")

**TRIPLE BAY INDUSTRIES, INC.**

By: Beth Jarvis
Name: Beth Jarvis
Title: President
("Triple Bay Florida")

CIN: 657552_3